Exhibit 10.1
ALLEGHANY CORPORATION OFFICERS AND HIGHLY
COMPENSATED EMPLOYEES
DEFERRED COMPENSATION PLAN
     The Alleghany Corporation Officers and Highly Compensated Employees Deferred Compensation Plan (the “Plan”), as amended and restated (and further revised) as of January 1, 2008, provides for an unfunded savings benefit and an unfunded deferred compensation arrangement for officers and certain highly compensated employees of Alleghany Corporation, a Delaware corporation (“Alleghany”). The Plan is intended to be a plan which is unfunded and is maintained by Alleghany primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees both within the meaning, and for the purposes, of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.
     All compensation deferred and savings benefits that were vested under the Plan on December 31, 2004, and the earnings credited thereon (whether before or after December 31, 2004) (the “Pre-409A Amounts”) are subject to the provisions of this Plan in effect on December 31, 2004, (the “Pre-2005 Plan”). The Pre-409A Amounts will be separately accounted for, administered and paid solely in accordance with the terms of the Pre-2005 Plan.
1. DEFINITIONS.
     For purposes of the Plan, in addition to the terms otherwise defined herein, the following terms shall have the meanings as set forth below:
     (a) “Account” or “Accounts” shall mean the separate bookkeeping account or accounts established and maintained by Alleghany pursuant to Section 8 in respect of each Participant.
     (b) “Board” means the Board of Directors of Alleghany.
     (c) “Base Salary” means the compensation paid (whether or not such compensation is currently payable or deferred) to the Participant as base salary, which base salary shall not include (by way of illustration and not limitation) any non-cash compensation, any savings benefit amounts, any Incentive Compensation, any long term incentive bonuses, restricted stock, severance, termination or separation pay or other extraordinary compensation, payments, fringes, allowances or reimbursements.
     (d) “Beneficiary” means the person or persons last designated by a Participant, on a form provided by, and filed with, the Committee, to receive any amounts payable to the Participant hereunder following the Participant’s death. If all the persons so designated are individuals and if there is no such individual living at the time of the death of the Participant, or if no such person has been designated, then the Participant’s Beneficiary shall be his estate.

     (e) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.
     (f) “Common Stock” shall mean the common stock, $0.10 par value, of Alleghany.
     (g) “Disabled” shall mean a determination that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the service provider’s employer. A Participant will be deemed Disabled if, and as of the date, determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program of Alleghany or any subsidiary, provided that the definition of disability applied under such disability insurance program is consistent with this definition of “Disabled.”
     (h) “Incentive Compensation” shall mean compensation payable by Alleghany where the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, and in most cases would include the compensation payable pursuant to the Alleghany Corporation Management Incentive Plan and the Alleghany Corporation 2007 Long-Term Incentive Plan and any predecessor or successor annual or long-term incentive plans. Compensation may be Incentive Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death or disability, provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute Incentive Compensation and so payment will be made without giving effect to the Deferral Election. Disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such disability can be expected to result in death or can be expected to last for a continuous period of not less than 6 months.
     (i) “Separation from Service” shall mean the Participant’s termination of employment with Alleghany, its subsidiaries and with each member of the controlled group (within the meaning of Sections 414(b) or (c) of the Code) of which Alleghany is a member. A Participant will not be treated as having a Separation from Service during any period the Participant’s employment relationship continues, such as a result of a leave of absence granted by Alleghany (consistent with the rules in Treasury Regulation Section 1.409A-1(h)(1)(i)), and whether a Separation from Service has occurred shall be determined by the Committee (on a basis consistent with rules under Section 409A of the Code) after consideration of all the facts and circumstances, including whether either no further services are to be performed or there is a permanent and substantial decrease (e.g., 80% or more) in the level of services to be performed (and the related amount of compensation to be received for such services) below the level of services previously performed (and compensation previously received).
2. ADMINISTRATION OF THE PLAN.
     The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), but that Committee may delegate to an officer of Alleghany (the “Plan Administrator”) responsibility for the day-to-day administration of the Plan under the direction of the Committee. The Committee shall have exclusive power to select the highly-compensated employees to participate in the Plan and shall have the authority (which authority may be delegated to the Plan Administrator subject to such restrictions and limitations as imposed by the Committee) to establish, adopt and revise such rules, regulations, guidelines, forms and instruments relating to the Plan as may be deemed necessary, advisable or appropriate for the administration and operation of the Plan. Any reference in the Plan to the Committee shall be deemed to include the Plan Administrator to the extent that the Committee has delegated any authority or responsibility therefore to the Plan Administrator. The Committee’s interpretation and construction of the Plan and all actions taken thereunder shall be binding on all persons for all purposes.
3. PARTICIPATION.
     Each employee who is elected or appointed as a corporate officer of Alleghany shall be eligible to participate in the Plan (each a “Participant”) as of the date such employee was elected or appointed by the Board, and any other highly compensated employee of Alleghany who is not a corporate officer but who is designated by the Board to participate in the Plan shall also become a Participant as of the date he or she is designated by the Board to participate in the Plan. A person shall cease to be a Participant on the date the Participant receives all benefits to which the Participant is entitled under the Plan.
4. ALLEGHANY SAVINGS BENEFIT CREDIT.
     On the last business day of each calendar quarter, Alleghany will credit to the Savings Benefit Account of each person who was a Participant at any time during such calendar quarter an amount equal to 3.75% of the Base Salary paid to such Participant during that calendar quarter while he or she was a Participant (the “Savings Benefit Credit”). No amounts shall be credited to a Savings Benefit Account in respect of a calendar quarter following the calendar quarter in which a Participant has a Separation from Service, unless the Participant recommences employment with Alleghany.
5. DEFERRAL ELECTIONS.
     (a) A Participant may make an election (a “Deferral Election”) to defer all or any part of the Base Salary or Incentive Compensation that would be payable to the Participant in the absence of an effective Deferral Election (the “Deferred Compensation”); provided, however, that a Participant may not defer any amounts of the Participant’s Base Salary or Incentive Compensation that in the absence of a Deferral Election would be paid to the Participant in the form of Common Stock. A Participant’s Deferral Election to defer Base Salary must be made on or before, and such Deferral Election will become irrevocable on, the December 31st preceding the calendar year in which the Base Salary being deferred would be earned. A Participant’s Deferral Election to defer all or any part of his or her Incentive Compensation must be made on or before, and such election will become irrevocable on, the date which is six (6) months before the end of the performance period applicable to such Incentive Compensation.
     (b) Notwithstanding the foregoing, in the case of the first year in which a Participant becomes eligible to participate in the Plan, the Participant may make a Deferral Election within 30 days after the date the Participant becomes eligible to participate with respect to (i) Base Salary paid for services to be performed subsequent to the date of the Deferral Election and (ii) in the case of Incentive Compensation (or an amount that would be Incentive Compensation if the performance period with respect to the Participant had been at least 12 months), so much of the Incentive Compensation as is equal to (x) the total amount of the Incentive Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election over the total number of days in the performance period.
6. PAYMENT ELECTIONS.
     (a) A Participant may affirmatively elect the time of payment or the time of commencement of the payments from the Participant’s Account (a “Payment Election”), which time of payment (or if annual installment payments are elected, the time for the commencement of payments) shall be the first day of the month that is, or next follows, (A) a specified time or the occurrence of an event that is objectively determinable (a “Specified Event Payment”), (B) the date of the Participant’s Separation from Service (a “Separation from Service Payment”) or (C) the determination that the Participant is Disabled (a “Disability Payment”). A Participant may elect a Specified Event Payment, a Separation from Service Payment, a Disability Payment or any combination of payment events, but if the Participant elects one or more payment events the Participant must specify whether payment is to commence on the earliest or latest to occur of the Specified Event Payment, the Separation from Service Payment and/or the Disability Payment. The elected time of payment (or the time of commencement of the payments) is referred to herein as the “Payment Date.”
     (b) A Participant’s Payment Election shall specify whether payment will be made in a lump sum on the Payment Date or in a number of annual installments (not more than 10) as specified, the first such payment becoming payable on the Payment Date and each subsequent annual payment becoming payable on the anniversary of that Payment Date (each subsequent annual payment becoming payable on the anniversary of the Payment Date being referred to herein as the “Payment Date Anniversary”). If a Participant has elected a Specified Event Payment, a Separation from Service Payment or a Disability Payment in the alternative, the Participant may also elect alternative forms of payment for the Specified Event Payment, the Separation from Service Payment and/or the Disability Payment. In addition, if a Participant elects annual installments, the Participant may elect the method of calculating the amount (which method must produce an amount that is objectively determinable) to be paid on the Payment Date and each Payment Date Anniversary, but if the Participant fails to elect a method of calculating the installments, the amount payable shall be determined in accordance with Section 9(b) hereof.
     (c) All Payment Elections shall be subject to the following limitations and restrictions:

(1)	If the Payment Election relates to the time of payment of all or any part of the Base Salary or Incentive Compensation that would have been payable to the Participant in the absence of a valid Deferral Election, then such Payment Election (A) shall be applicable only with respect to the compensation deferred pursuant to such Deferral Election and (B) shall be made, and shall become irrevocable, on the date the Deferral Election becomes irrevocable.

(2)	If the Payment Election shall apply to any Savings Benefit Credit, then such Payment Election (A) shall be applicable only with respect to the Savings Benefit Credit made in calendar years beginning after the calendar year in which the Payment Election was made and (B) on December 31st shall become irrevocable with respect to all Savings Benefit Credit credited in any calendar year thereafter; provided, however, that the Participant may make a new Payment Election applicable only with respect to the Savings Benefit Credit made in calendar years beginning after the calendar year in which the new Payment Election was made.

(3)	If the Payment Date is a specified time or event, different forms of payment ( i.e., a lump sum or annual installments) may be elected depending upon whether the Payment Date occurs on or before a specified time.

(4)	If the Payment Date is based upon a Separation from Service, a different time and form of payment ( i.e., a lump sum or annual installments) may be designated depending upon whether (x) the Separation from Service occurs before or after a specified date, (y) the Separation from Service occurs before or after a combination of a specified date and a specified period of service (measured from the Participant’s date of hire until Separation from Service) determined under a predetermined, nondiscretionary, objective formula, or (z) there is a Separation from Service not described in the foregoing clauses (x) or (y).

(5)	No Payment Date may be elected (or if elected, will not be given effect) with respect to an amount in a Savings Benefit Account or Deferral Account that is later than 12 months after the date of the Participant’s Separation from Service.

     (d) Notwithstanding the foregoing, each Participant who is credited under the Plan with any amount in excess of the Participant’s Pre-409A Amount may, on or before December 31, 2008, make a Payment Election (or may revoke any prior Payment Election and make a new Payment Election) with respect to such amount (i.e., in excess of the Pre-409A Amounts) at any time on or before December 31, 2008, excluding any amount credited under the Plan that in the absence of such election would otherwise be paid in 2008.
7. AMENDED PAYMENT ELECTIONS.
     (a) A Participant may make another election (an “Amended Payment Election”) to defer, but not to accelerate, the amount payable on the Payment Date elected in accordance with Section 6 hereof (or in the absence of a valid Payment Election, pursuant to Section 10(a) hereof). Each Amended Payment Election shall be made in accordance with this Section 7 and shall cause the payments from the Participant’s Account and attributable to such Payment Election to be made (or commence) at a later Payment Date than such payment would have been made in the absence of such Amended Payment Election.
     (b) For purposes of applying this Section 7, if a Participant has elected to have the Participant’s Account paid in annual installments, then this Section 7 shall be applied as if the amount to be paid on the Payment Date and on each subsequent Payment Date Anniversary were made pursuant to a separate Election, such that an Amended Payment Election to change the time or form of an amount payable upon a Payment Date or any Payment Date Anniversary must separately satisfy the requirements of this Section 7.
     (c) A Participant’s Amended Payment Election to be valid must satisfy the following limitations:
(1)	No Amended Payment Election shall take (or be given) effect until twelve (12) months after the date on which such Amended Payment Election is made.

(2)	The Amended Payment Election must provide for a Payment Date for the amount deferred by reason of the Amended Payment Election that is not less than five (5) years after the date that the payment subject to the Amended Payment Election would otherwise have been made.

(3)	In the case of a Specified Event Payment, no Amended Payment Election may be made if the payment, in the absence of the Amended Payment Election would have been paid within twelve (12) months from the date of the Amended Payment Election.
     (d) Except as set forth herein, a Participant’s Amended Payment Election may provide for payment at any of the time or times or in any of the form or forms as could have been elected in an original Election.

8. ACCOUNTS.
     (a) One Account for each Participant shall be denominated as a “Savings Benefit Account” and shall reflect the Savings Benefit Credits made by Alleghany for the benefit of the Participant pursuant to the Plan. If the Participant has made a Deferral Election with respect to any of the Participant’s compensation, then a separate Account, denominated as the Participant’s Deferral Account, shall also be maintained for such Participant. In addition, if the Participant shall make different Payment Elections (or Amended Payment Elections) with respect to amounts credited either to the Participant’s Savings Benefit Account and/or Deferral Account such that any amounts may be paid at different times or in different forms, then separate subaccounts shall be established within such Savings Benefit Account and/or Deferral Account, as the case may be, and each subaccount shall reflect all credits, deferrals, earnings thereon and distributions therefrom, so that all amounts in any subaccount shall be subject to the same Payment Election (or any Amended Payment Election). For the avoidance of doubt, any reference in the Plan to a payment from an Account (including, without limiting the generality of the foregoing, for purposes of Section 9 hereof) shall be deemed to refer to each subaccount independently. Each Account and any subaccount shall exist solely for record keeping purposes and shall not represent any actual interest in any assets of Alleghany or shares of Common Stock.
     (b) All Savings Benefit Credits shall be credited to the Participant’s Savings Benefit Account on the last business day of each calendar quarter. If a Participant has made a Deferral Election, then any Deferred Compensation shall be credited to the Participant’s Deferral Account in accordance with the administrative procedures established by the Plan Administrator from time to time.
     (c) Unless a Participant has elected to have all or a portion of the amounts credited to an Account be invested in Common Stock (a “Common Stock Election”), then the Account (or the balance in the Account, if applicable) shall be deemed to earn interest at the Prime Rate, which credit shall be computed on and from the date an amount is credited to such Account through the date an amount is distributed from the Account or treated as invested in Common Stock, which interest credits shall otherwise be compounded on an annual basis and credited to the Account as of the December 31st of each year or, if earlier, the date the Account is liquidated. For these purposes, the “Prime Rate” the rate of interest announced by JP Morgan Chase Bank, N.A. from time to time as its “prime rate” and as in effect at the close of the last business day of each month, which rate shall be deemed to remain in effect through the last business day of the next month.
     (d) If a Participant at any time or from time to time makes a Common Stock Election with respect to all or any part of the balance in the Participant’s Account, after such Common Stock Election is implemented such amount shall thereafter be treated as if such amount were instead invested in Common Stock, reflecting the investment experience which the Account would have had if the amount so designated had been invested in (without commissions or other transaction expenses) whole or fractional shares of Common Stock during such period.

Accounts credited with Common Stock shall be adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to Common Stock during the period such Common Stock is credited to the Account and any cash dividends and other distributions (other than in the form of Common Stock) shall be deemed to purchase additional Common Stock on the date of payment thereof. The number of whole or fractional shares of Common Stock credited to, or debited from, an Account shall be based upon the mean between the high and low prices of Common Stock on the applicable date on the New York Stock Exchange Consolidated Tape.
     (e) The Committee or the chief legal officer of Alleghany may establish, revoke or change from time to time rules regarding the date or period for implementing the crediting to, or debiting from, any Account any Common Stock, which rules may require that the crediting or debiting of Common Stock shall be given effect only as of the date or during a period as the Committee or the chief legal officer of Alleghany determines. The Committee or the chief legal officer may at any time, in its or his sole discretion, suspend the availability of Common Stock as a notional investment for an Account, impose limitations upon the frequency and amount of debits and credits of Common Stock and otherwise prohibit such debits and credits, with or without advance notice to Participants, as the Committee or the chief legal officer, as the case may be, deems necessary, appropriate or advisable.
9. PAYMENT FROM ACCOUNTS.
     (a) If a Participant elects to have payment of the Participant’s Account made in annual installments, the Participant’s Account shall continue to be credited with the Prime Rate or changes in the value of, and the distributions on, Common Stock, subject to such rules and limitations as may be adopted by the Committee, until the installment payments are debited from the Account.
     (b) Unless another objectively determinable method is specified in a Participant’s Election pursuant to Section 6(c) hereof (or Amended Payment Election), if a Participant’s Account is payable in annual installments, then the amount payable on the Payment Date or the Payment Date Anniversary, as the case may be, shall be determined by dividing the value of the Account as of the December 31st prior to the Payment Date or Payment Date Anniversary, as the case may be, by the number of annual installments remaining to be made from the Account, including the payment then due on such Payment Date or Payment Date Anniversary, as the case may be. If a Participant elects annual installments of fixed dollar amounts, any amounts remaining in the Account shall be paid to the Participant as of the last Payment Date Anniversary.
     (c) All payments shall be made in cash as promptly as practicable following the Payment Date or Payment Date Anniversary and, in any event, on or before the later of (x) the last day of the calendar year in which the Payment Date or Payment Date Anniversary occurs or (y) the date 2 1/2 months after such Payment Date or Payment Date Anniversary.

10. TIME OF PAYMENT IN CERTAIN CIRCUMSTANCES.
     (a) Absence of Election. In the absence of an effective Payment Election with respect to any Savings Benefit Credit or Deferred Compensation, a Participant will be deemed to have elected as a Payment Date with respect to such Savings Benefit Credit or Deferred Compensation the first day of the calendar month coinciding with or next following the Participant’s Separation from Service and to have elected that such amount be paid in a lump sum.
     (b) Death. Notwithstanding any Participant’s Payment Election or any Amended Payment Election, in the event that a Participant dies prior to the payment of the entire balance in the Participant’s Account, then the balance in the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary on the first day of the calendar month coinciding with or next following the date of the Participant’s death.
     (c) Delay for Specified Employees. Notwithstanding any other provision of this Plan to the contrary, in the event that payment under the Plan is based upon or attributable to the Participant’s Separation from Service and the Participant is at the time of the Participant’s Separation from Service a “Specified Employee,” then any payment otherwise required to be made to the Participant shall remain in the Account and be deferred and paid in a lump sum to the Participant on the day after the date that is six (6) months from the date of the Participant’s Separation from Service; provided, however, if the Participant dies prior to the expiration of such six (6) month period, payment to the Participant’s beneficiary shall be made as soon as practicable following the Participant’s death; and provided, further, that if the Participant has elected to have his Account paid over ten (10) years in substantially equal payments, then instead of any payments being deferred and such deferred payments being paid in a lump sum, commencement of the payment of the Participant’s Account shall be deferred and commence on the day after the expiration of such six-month period over the ten-year period elected by the Participant and this later date of payment commencement shall be deemed to be the Payment Date for purposes of the Plan. A Participant will be a “Specified Employee” for purposes of this Plan if, on the date of the Participant’s Separation from Service, the Participant is an individual who is, under the method of determination adopted by the Committee designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Committee shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
     (d) Other Special Circumstances of Payment. Notwithstanding any restriction in the Plan to the contrary, the Committee, in its sole and absolute discretion, may accelerate the time or schedule of a payment under the Plan:
(1)	to an individual (other than the Participant) as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code);

(2)	as may be necessary to comply with applicable federal, state, local or foreign ethics or conflicts of interest law; or

(3)	to pay the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on amounts deferred under this Plan (the “FICA Amount”) or to pay the income tax at source on wages imposed under Section 3401 of the Code (or the corresponding withholding provisions of applicable state, local, or foreign tax laws) as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding of the Section 3401 wages and taxes (provided that the total payment does not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount).
11. GENERAL PROVISIONS.
     (a) Nothing in the Plan shall create, or be construed to create, a trust or fiduciary relationship of any kind between Alleghany and a Participant, his or her Beneficiary, or any other person. Any amounts deferred under the Plan shall be construed for all purposes as a part of the general funds of Alleghany, and any right to receive payments from Alleghany under the Plan shall be no greater than the right of any unsecured general creditor. Alleghany may, but need not, purchase any securities or instruments as a means of hedging its obligations to any Participant under the Plan, but if it does, neither the Participant, his Beneficiary nor any other person shall have any interest therein or other right to such property. All payments hereunder shall be made in cash and no Participant shall be entitled hereunder to any shares of Common Stock.
     (b) The right of any Participant to any amount payable pursuant to this Plan shall not be assigned, transferred, pledged or encumbered except by the laws of descent and distribution.
     (c) No employee benefits to which a Participant would be entitled under any other employee benefit plan or arrangement maintained by Alleghany for its employees shall be decreased or modified because of any Deferred Compensation under the Plan.
     (d) Payment by Alleghany to a Participant or to a Participant’s Beneficiary shall be binding on all interested parties and on such Participant’s heirs, executors, administrators and assigns, and shall discharge Alleghany and its directors, officers and employees from all claims, demands, actions or causes of action of every kind arising out of or on account of such Participant’s participation in the Plan, known or unknown, for himself, his heirs, executors, administrators and assigns.
     (e) All Savings Benefit Credits and Deferred Compensation under the Plan shall be subject to employment taxes, and all payments shall be subject to income tax withholding, if applicable. Each Participant shall make arrangements satisfactory to Alleghany with respect to the collection of such taxes with respect to all Savings Benefit Credits and Deferred Compensation hereunder, and Alleghany shall have the right to deduct from all payments made hereunder any federal, state, local or foreign income taxes required, in the sole judgment of Alleghany, to be withheld with respect to such payments.

     (f) The validity and construction of the Plan shall be governed by the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.
     (g) Nothing contained in this Plan shall be deemed (1) to give any person the right to be retained in the service of Alleghany or to be continued as a corporate officer of Alleghany or (ii) to interfere with the right of Alleghany to discharge any person at any time without regard to the effect which such discharge shall have upon his rights or potential rights, if any, under the Plan.
     (h) The Board may designate officers of Alleghany Capital Partners LLC (“ACP”) to participate in the Plan and accrue benefits hereunder as if such officer were an officer of Alleghany (each an “ACP Participant”). During the period an ACP Participant is an officer of ACP, such ACP Participant shall be treated as employee of Alleghany and a Participant for purposes of the Plan.
12. AMENDMENT OR TERMINATION OF THE PLAN.
     The Board, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no such action shall adversely affect any rights or obligations with respect to payment under the Plan; and provided, further, that no such action shall cause the Plan to violate Section 409A of the Code.
13. COMPLIANCE WITH SECTION 409A OF THE CODE.
     (a) The Plan is intended to be operated in compliance with Section 409A of the Code. If any provision of the Plan is subject to more than one interpretation, then the Plan shall be interpreted in a manner that is consistent with Section 409A of the Code.
     (b) All Deferral Elections, Payment Elections or Amended Payment Elections shall be in writing and shall be effective as and when received by Alleghany pursuant to procedures established by the Committee from time to time. An Amended Payment Election when received pursuant to such procedures is irrevocable when received.